EX-16.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-14 of Academy Funds Trust and to the use of our report dated January 28, 2015 on the financial statements and financial highlights of the McKinley Diversified Income Fund, a series of shares of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 18, 2015